Exhibit 99.1

     Alnylam Pharmaceuticals Reports Second Quarter 2006 Financial Results;
       Increasing Revenue Drives Improvement in Year-over-Year Financials

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 26, 2006--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the quarter ended June 30, 2006 and company highlights.
    "Building on our progress in the first quarter, we continued to deliver on the achievement of key milestones in the second quarter, including advances in our clinical and scientific programs and significant strengthening of our intellectual property position and pharmaceutical partnerships, while maintaining a solid financial profile with steady and recurring partner revenue," said John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam. "We expect to extend this track record of execution in the second half of the year with additional progress on our clinical and pre-clinical pipelines, advancement of our next development program, continued strengthening of our leading intellectual property estate, formation of new partnerships, and sustained financial strength."

    Cash, Cash Equivalents and Marketable Securities

    At June 30, 2006, Alnylam had cash, cash equivalents and marketable securities of $123.3 million compared to $80.0 million at December 31, 2005. The increase was primarily due to $62.2 million of net proceeds from the company's public offering of common stock in January 2006, offset by cash used to fund the company's operations.

    Net Loss

    The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the quarter ended June 30, 2006 was $9.9 million, or $0.31 per share (including $1.6 million, or $0.05 per share of non-cash stock-based compensation expense) as compared to $11.1 million, or $0.54 per share (including $0.9 million, or $0.04 per share of non-cash stock-based compensation expense) in the second quarter of 2005.

    Revenues

    Revenues in the second quarter of 2006 were $6.0 million compared to $1.1 million during the second quarter of 2005. Included in revenues in the second quarter of 2006 were $4.4 million of cost reimbursement and amortization revenues related to the company's main collaboration with Novartis, and $1.2 million of cost reimbursement revenues related to the company's Novartis flu collaboration.

    Research and Development Expenses

    Research and development (R&D) expenses were $12.7 million in the second quarter of 2006, including $0.9 million of non-cash stock-based compensation, as compared to $9.2 million in the second quarter of 2005, which included $0.6 million of non-cash stock-based compensation. The increase in R&D expenses was primarily due to clinical trial and manufacturing-related expenses in support of the company's clinical program for respiratory syncytial virus (RSV) infection which began in December 2005. Also contributing to the increase were higher costs related to an increase in R&D headcount over the past year to support the company's alliances and expanding product pipeline. The increase in non-cash stock-based compensation was due primarily to the company's adoption of SFAS No. 123R on January 1, 2006.

    General and Administrative Expenses

    General and administrative (G&A) expenses were $4.4 million in the second quarter of 2006, including $0.7 million of non-cash stock-based compensation, as compared with $3.1 million in the second quarter of 2005, which included $0.4 million of non-cash stock-based compensation. The increase in G&A expenses was due partially to higher non-cash stock-based compensation expenses related to the company's adoption of SFAS No. 123R on January 1, 2006 as well as higher legal and professional service fees due to increased business activities.

    Cash Guidance for 2006

    Alnylam continues to expect that its cash, cash equivalents and marketable securities balance will be greater than $115 million at December 31, 2006.
    "Our second quarter financial performance reflects a particularly active and productive period at Alnylam, as we advanced our proprietary and partnered programs and supported clinical and manufacturing activities for our lead RNAi therapeutic candidate, ALN-RSV01," stated Patricia Allen, Vice President, Finance at Alnylam. "We expect that a further increase in revenues in the second half of the year balanced with planned investments in advancing our programs will allow us to achieve our cash guidance as we execute on our business, clinical and scientific objectives for 2006."

    Second Quarter 2006 and Recent Corporate Highlights

    Product Pipeline and Scientific Leadership Highlights

    -- Presented Phase I Data for ALN-RSV01. Alnylam presented results from two Phase I clinical studies for ALN-RSV01, its lead program for the treatment of RSV, at the Pediatric Academic Societies' Annual Meeting held April 29 to May 2, 2006. Results showed ALN-RSV01 to be safe and well tolerated when administered intranasally in relevant doses. In the second half of this year Alnylam expects to initiate a Phase I study with an inhaled formulation of ALN-RSV01, and the company is actively evaluating the initiation of an experimental infection study for later in the year. The company plans to initiate a Phase II trial in naturally infected RSV patients in the first half of 2007.

    -- Announced Progress with Pandemic Influenza Program. Based on results to date, Alnylam has selected its flu drug candidate, ALN-FLU01, which includes two siRNAs targeting two different genes of the influenza virus. ALN-FLU01 is being designed to achieve a broad spectrum of anti-viral activity, while reducing the potential for viral resistance.

    -- Continued Progress with Systemic Delivery. Alnylam continues to make progress in therapeutic gene silencing with systemic delivery of RNAi therapeutics. Due to rapid progress made to date with its collaborator Inex Pharmaceuticals Corporation, a leader in the area of lipid-based drug delivery systems, the companies have advanced to the next phase of the collaboration ahead of schedule.

    -- Formed Collaboration on Key Cardiovascular Disease Target with University of Texas Southwestern Medical Center (UTSW). Alnylam and researchers at UTSW are collaborating on discovery and development of RNAi therapeutics targeting proprotein convertase subtilisn/kexin type 9, or PCSK9, a gene involved in the metabolism of LDL-cholesterol.

    -- Provided Program Updates at Top-Tier Medical Meetings. In the second quarter, Alnylam presented updates on its clinical and pre-clinical programs at several peer-reviewed medial meetings including:



        --  Pediatric Academic Society, April 2006;

        --  American Pain Society, May 2006;

        --  American Thoracic Society, May 2006;

        --  Keystone Symposia, Pain Mechanisms, June 2006;

        --  Nobel Scientific Conference, June 2006; and

        --  Negative Strand Viruses, June 2006.


    Business Execution Highlights

    -- Strengthened Collaboration with Merck. Alnylam and Merck amended their two existing RNAi collaboration agreements and consolidated the efforts into a single ongoing collaboration. The revised terms provide Alnylam with an opportunity to receive accelerated R&D funding at a much earlier stage than previously, and the potential for more than $120 million in milestone payments in addition to royalty payments or profit-sharing on any commercialized products resulting from the collaboration.

    -- Submitted Request for Proposal (RFP) for Flu Program. Alnylam announced today that it has responded to an RFP from the Department for Health and Human Services for funding related to the development of RNAi therapeutics for pandemic flu.

    -- Continued Licensing in Reagent and Services Market. Alnylam continued to grant licenses to its fundamental intellectual property estate in non-strategic areas. A new license to the Kreutzer-Limmer patent family was granted to Bioneer, Inc., a leading synthetic oligonucleotide manufacturer.

    -- Obtained Rights to RNAi Delivery Technology from CBR. Alnylam obtained rights to promising RNAi delivery technology developed in the laboratory of Professor Judy Lieberman from the CBR Institute for Biomedical Research, a Harvard Medical School Affiliate.

    -- Signed a Cooperative Research and Development Agreement (CRADA) with the United States Army Medical Research Institute of Infectious Diseases (USAMRIID). Alnylam and USAMRIID agreed to collaborate to discover RNAi therapeutics targeting viral organisms, including hemorrhagic fever viruses, which could pose a serious biological threat to the military and public health of the United States.

    Intellectual Property Leadership Highlights

    -- United States Patent and Trademark Office (USPTO) Issued Two Patents Broadly Covering RNAi Therapeutics. Two key fundamental patents from Alnylam's exclusively-held "Tuschl II" patent series were issued by the USPTO. The newly issued patents (U.S. Patent No. 7,056,704 or " '704 patent," and U.S. Patent No. 7,078,196 or " '196 patent") broadly cover methods of making small interfering RNAs (siRNAs) with or without chemical modifications that may be required to introduce "drug-like" properties in RNAi therapeutics for any and all disease targets in mammalian cells.

    -- European Patent Organization (EPO) Upheld Key Features of Patent. Following opposition proceedings, the EPO upheld amended claims that describe key features of siRNAs in Alnylam's exclusively held Kreutzer-Limmer I patent (EP 1144623 or " '623 patent") with claims covering methods, medicaments, and uses of siRNAs having a length of 15-21 base pairs and relevant chemical modifications to stabilize the siRNA.

    -- Obtained License for "Tuschl IV" Patent Application Covering RNAi Therapeutics to Silence Disease-Associated microRNAs. Alnylam announced today that it has licensed the "Tuschl IV" patent application from The Rockefeller University. This licensing agreement extends Alnylam's consolidation of intellectual property on microRNAs that includes the "Tuschl III" patent application from the Max Planck Institute, the "Sarnow" patent application from Stanford University, the "Antagomir" patent application from The Rockefeller University and certain intellectual property as part of its March 2004 agreement with Isis Pharmaceuticals, Inc.

    Organizational Highlights

    --  Strengthened Management Team. Alnylam appointed Saraswathy
        (Sara) Nochur, Ph.D. to the position of Vice President,
        Regulatory Affairs.

    -- Expanded Scientific Advisory Board. Alnylam appointed Judy Lieberman, M.D., Ph.D. to its Scientific Advisory Board. Dr. Lieberman is a leading scientist in RNAi research and Senior Investigator at the CBR Institute for Biomedical Research and Professor of Pediatrics, at Harvard Medical School, as well as the Director of the Division of AIDS at Harvard Medical School.

    Conference Call Information

    Alnylam will host a conference call at 9:00 a.m. ET on July 26, 2006 to discuss second quarter activities and recent corporate developments. The call may be accessed by dialing 800-638-5495 (domestic) or 617-614-3946 (international) five minutes prior to the start time, and providing the passcode 27491647.
    A replay of the call will be available from 11:00 a.m. ET on July 26, 2006 until August 2, 2006. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 22803817. A live audio webcast of the call will also be available on the "Investors" section of the company's website, www.alnylam.com. An archived webcast will be available on the company's website approximately two hours after the event, and will be archived for 14 days thereafter.

    About RNA Interference (RNAi)

    RNA interference, or RNAi, is a naturally occurring mechanism within cells for selectively silencing and regulating specific genes. Since many diseases are caused by the inappropriate activity of specific genes, the ability to silence genes selectively through RNAi could provide a new way to treat a wide range of human diseases. RNAi is induced by small, double-stranded RNA molecules. One method to activate RNAi is with chemically synthesized small interfering RNAs, or siRNAs, which are double-stranded RNAs that are targeted to a specific disease-associated gene. The siRNA molecules are used by the natural RNAi machinery in cells to cause highly targeted gene silencing.

    About Alnylam

    Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is building a pipeline of RNAi therapeutics; its lead program is in Phase I human clinical trials for the treatment of respiratory syncytial virus (RSV) infection, which is the leading cause of hospitalization in infants in the U.S. The company's leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Merck, Medtronic, and Novartis. The company, founded in 2002, maintains global headquarters in Cambridge, Massachusetts, and has an additional operating unit in Kulmbach, Germany. Alnylam is honored to be the "emerging/mid-cap" company recipient of the 2006 James D. Watson Helix Award, the biotechnology industry's award for outstanding achievement. For more information, visit www.alnylam.com.

    Alnylam Forward-Looking Statements

    Various statements in this release concerning our future expectations, plans and prospects, including, without limitation, statements related to future expectations, plans, and prospects, our clinical development plans for ALN-RSV01 and our other product candidates, our product goals and business goals for 2006 and projections for the amount and sufficiency of cash, cash equivalents and marketable securities, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the "Risk Factors" section of our most recent report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.


                     ALNYLAM PHARMACEUTICALS, INC.
       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                               Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                               ------------------- -------------------
                                  2006      2005      2006      2005
                                --------  --------  --------  --------

Net revenues                   $  6,021  $  1,108  $ 11,738  $  2,751
                                --------  --------  --------  --------

Cost and expenses:
 Research and development (1)    12,692     9,190    24,622    14,562
 General and
  administrative (1)              4,438     3,122     8,022     6,074
                                --------  --------  --------  --------
  Total costs and expenses       17,130    12,312    32,644    20,636
                                --------  --------  --------  --------
  Loss from operations          (11,109)  (11,204)  (20,906)  (17,885)
                                --------  --------  --------  --------
Other income (expense):
 Interest income                  1,538       258     2,798       522
 Interest expense                  (230)     (248)     (468)     (473)
 Other (expense) income            (109)       49      (194)       91
                                --------  --------  --------  --------
  Total other income (expense)    1,199        59     2,136       140
                                --------  --------  --------  --------
Net loss                       $ (9,910) $(11,145) $(18,770) $(17,745)
                                ========  ========  ========  ========

Net loss per common share -
 basic and diluted (2)         $  (0.31) $  (0.54) $  (0.60) $  (0.86)
                                ========  ========  ========  ========

Weighted average common shares
 used to compute basic and
 diluted net loss per common
 share                           32,010    20,606    31,080    20,552

(1) Non-cash stock-based
 compensation expense included
 in these amounts are as
 follows:
  Research and development     $    918  $    568  $  2,448  $    741
  General and administrative        688       351     1,533       658
(2) Non-cash stock-based
 compensation expense per
 common share included in
 these amounts are as follows: $  (0.05) $  (0.04) $  (0.13) $  (0.07)



                    Alnylam Pharmaceuticals, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)

----------------------------------------------------------------------
                                               June  30,  December 31,
                                                  2006        2005
----------------------------------------------------------------------
Cash, cash equivalents and marketable
 securities                                      $123,267     $80,002
Collaboration receivables                           3,591         609
Prepaid expenses and other current assets           2,199       1,803
Property and equipment, net                        13,044      10,580
Long-term restricted cash                           2,313       2,313
Intangible and other assets                         2,700       3,041
----------------------------------------------------------------------
Total Assets                                     $147,114     $98,348
----------------------------------------------------------------------
Other current liabilities                         $11,002      $7,750
Deferred revenue                                   16,284      20,833
Notes payable, net of current portion               6,334       5,519
Deferred rent                                       3,417       2,467
Total stockholders' equity                        110,077      61,779
----------------------------------------------------------------------
Total Liabilities and Stockholders' Equity       $147,114     $98,348
----------------------------------------------------------------------



    This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam's Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2005.

    CONTACT: Alnylam Pharmaceuticals, Inc.
             Cynthia Clayton, 617-551-8207
             or
             Patricia Allen, 617-551-8362